Exhibit 99.1

Contacts Media Ana Kapor 650.638.6227 kapora1@appliedbiosystems.com	Investors Peter Fromen 650.638.5828 fromenpj@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2006
THIRD QUARTER RESULTS

•	Net revenues increased 8% to $490.7 million

•	Q3 fully diluted GAAP EPS of $0.65, including legal settlements and certain tax benefits

•	Q3 non-GAAP EPS was $0.34, excluding specified items

FOSTER CITY, CA, April 27, 2006– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $490.7 million for the third quarter of fiscal 2006, an 8% increase over the prior year quarter. Revenues for the quarter include the favorable impact of 1% related to the acquisition of the Research Products Division of Ambion, Inc., effective March 1st, and an unfavorable currency impact of approximately 2%. Quarterly revenues also included licensing fees and royalty payments of approximately $14 million related to a settlement agreement, announced in February, involving patent infringement claims brought by Applera against Bio-Rad Laboratories, Inc. and MJ Research, Inc. Net income was $124.4 million, compared to $55.5 million for the prior year quarter, and was affected by specified items in both periods. Earnings per share (EPS) for the quarter was $0.65, compared to $0.28 for the prior year quarter. EPS for the quarter on a non-GAAP basis, excluding the specified items described in the reconciliation schedule below, was $0.34, a 21% increase compared to $0.28 for the prior year quarter. The net effect of foreign currency on EPS was an unfavorable impact of approximately $0.01 compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“This quarter represents another step forward for Applied Biosystems,” said Tony L. White, Chief Executive Officer, Applera Corporation. “We’re executing on the strategies we have outlined over the past year and seeing the benefits in our results.”

“I’m pleased that over the last several quarters Applied Biosystems has been showing consistent organic growth and delivering solid financial results in line with our guidance,” said Catherine M. Burzik, President, Applied Biosystems. “We remain focused on the organic growth potential of our core businesses as well as external opportunities such as the recent acquisition of Ambion.”

As a result of the acquisition of Ambion during the third quarter of fiscal 2006, the Group will now include an adjustment for the amortization of all acquired intangibles in its reconciliation of non-GAAP amounts in the table below. The amortization adjustments for the third quarter of fiscal 2006 and 2005 were $1.3 million and $0.3 million, respectively.

During the third quarters of both fiscal 2006 and 2005, the Group also recorded items that affected the comparability of results. For the third quarter of fiscal 2006, these items decreased income before taxes by $4.1 million, in addition to the $1.3 million of amortization adjustments for a total of $5.4 million. These items included a pre-tax charge of $35 million related to an agreement announced yesterday to settle certain patent infringement claims brought by Beckman Coulter, Inc.; $33.4 million related to the above mentioned favorable settlement with Bio-Rad Laboratories and MJ Research; a pre-tax charge of $3.4 million to write off the value of acquired in-process research and development in connection with the Ambion acquisition; and a favorable pre-tax adjustment of $0.9 million for a previously recorded asset impairment. The third quarter of fiscal 2006 also included tax benefits of $63.3 million related to a completed IRS exam, a state valuation allowance reversal, and research and development credits.

During the third quarter of fiscal 2005, the Group recorded pre-tax items that increased income before taxes by approximately $1 million.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts
(Dollar amounts in millions)

	Three months ended March 31, 2006			Three months ended March 31, 2005
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts

Operating income	$81.8	$(5.4)	$87.2	$73.7	$0.6	$73.1
Income before income taxes	86.7	(5.4)	92.1	77.9	0.6	77.3
Provision (benefit) for income taxes	(37.7)	(64.4)	26.7	22.4	0.7	21.7
Net income	124.4	59.0	65.4	55.5	(0.1)	55.6

Earnings per share allocations(1)	(0.6)	(0.6)		0.1	0.1
Adjusted net income for earnings per share	$123.8	$58.4	$65.4	$55.6	$-	$55.6

Total diluted earnings per share	$0.65	$0.31	$0.34	$0.28	$-	$0.28

(1) Represents allocation of interperiod taxes and intercompany sales of assets to adjust net income for purposes of calculating earnings per share.

Quarterly Financial Highlights

•	Revenues by source and the change relative to the prior year quarter were: $207.1 million for Instruments, a 4% increase; $191.1 million for Consumables, including $5.5 million of Ambion-related revenues, an 8% increase; and $92.5 million for Other Sources, including service and support, royalties, licenses, and consulting, a 17% increase.

•	Revenues for major geographic regions and their change relative to the prior year quarter were: $218.1 million in the United States, an 11% increase; $157.1 million in Europe, a 7% increase including unfavorable foreign currency effects of approximately 6%; $61.3 million in Japan, relatively flat but including unfavorable currency effects of approximately 5%; and $35.0 million in Other Asia Pacific countries, a 17% increase including unfavorable foreign currency effects of approximately 2%.

•	Gross margin in the third quarter of fiscal 2006 was 56.0% versus 54.3% in the prior year quarter. The increase in gross margin was primarily attributable to $14 million in licensing fees and royalty payments related to the Bio-Rad Laboratories settlement.

•	Selling, general, and administrative (SG&A) expenditures in the third quarter of fiscal 2006 were $141.1 million, or 28.8% of revenues, compared to $123.4 million, representing 27.1% of revenues, in the prior year quarter. The change in SG&A was driven primarily by employee-related costs and sales force investments, including portal upgrades, as well as $3.1 million in Ambion-related expenses.

•	Research, development, and engineering (R&D) expenditures in the third quarter of fiscal 2006 were $48.0 million, representing 9.8% of revenues, compared to $50.9 million, representing 11.2% of revenues, in the prior year quarter. The decrease in R&D expenditures was due primarily to cost savings realized from the transfer of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc. in fiscal 2005.

•	Cash flow from operations was $78.1 million and capital expenditures were $8.4 million for the quarter. Depreciation and amortization was $18.7 million. As of the end of the quarter, cash and short term investments were $358.4 million, down from $502.5 million as of December 31, 2005. This decline was largely a result of the close of the Group’s acquisition of Ambion for $279 million in cash, including closing transaction costs, but was partially offset by a $30 million payment from Applera’s Celera Genomics Group as part of the consideration for Applied Biosystems’ 50 percent interest in Celera Diagnostics. Accounts receivable were $359.5 million, representing 56 days sales outstanding, and inventory was $140.1 million, representing 3.0 months of inventory on hand.

Recent Business Highlights

•	Yesterday, Applera announced that it and Beckman Coulter, Inc. have established the terms of a settlement to resolve all outstanding legal disputes between the parties regarding claims to certain Beckman Coulter patented capillary electrophoresis technology and PCR instrumentation technology and Applera’s allegations of breach of contract of certain licensed technology.

•	In March, the Group announced the commercial availability in Europe, Asia and Africa of its TaqMan® Influenza A/H5 Detection Kit, which is capable of rapidly and reliably detecting multiple strains of avian influenza in laboratory samples.

•	In February, the Group announced that it had entered into a settlement agreement with Bio-Rad Laboratories, Inc. resolving a patent infringement suit by Applera and Roche Molecular Systems against MJ Research, Inc. (acquired by Bio-Rad Laboratories in 2004) relating to PCR methods and thermal cycler instruments, and another patent infringement suit by Applera against Bio-Rad Laboratories and MJ Research relating to Real Time PCR thermal cycler instruments, among other disputes. In conjunction with the settlement, Bio-Rad Laboratories' existing thermal cycler supplier license was amended to include MJ Research thermal cyclers.

•	In January, the Group, together with its joint venture partner MDS Sciex, announced the launch of the QSTAR®Elite LC/MS/MS System, a new quadrupole time-of-flight (QqTOF) mass spectrometer designed for proteomics and metabolomics researchers discovering protein and small molecule biomarkers from complex biological samples.

Applied Biosystems Outlook

The Group believes that its fiscal year 2006 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; and the success of the Group’s expanded licensing program for real-time PCR technology.

Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2006. This Outlook includes the impact from the acquisition of Ambion.

•	At current exchange rates, the Group expects mid single digit revenue growth for fiscal 2006.

•	The Group anticipates revenue growth in the Real-Time PCR/Applied Genomics, Mass Spectrometry, and Core PCR and DNA Synthesis product categories and revenue declines in the remaining categories: DNA Sequencing and Other Product Lines. Ambion revenues are recognized in the Real-Time PCR/Applied Genomics category.

•	Excluding specified items that affect the comparability of both fiscal periods, the Group expects double digit non-GAAP EPS growth over the prior year.

•	The Group continues to expect the effective tax rate to be approximately 29%.

•	The Group expects capital spending for fiscal 2006 to be in the range of $45-50 million.

•	The Group expects the pre-tax impact of adopting FAS 123R (accounting for stock based compensation) to be approximately $8.5 million, with an EPS impact of approximately $0.03.

In addition, the Group anticipates charges of approximately $3 million in the fourth quarter of fiscal 2006 related to the amortization of acquired intangibles.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Information

This press release contains non-GAAP information, including earnings per share adjusted to exclude certain costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; and amortization of acquired intangibles. In addition, for non-GAAP EPS purposes, we have also excluded the allocation of interperiod taxes and intercompany sales from our calculation of non-GAAP EPS. We believe the presentation of non-GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP information is viewed in conjunction with non-GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. This information is not intended to be considered in isolation or as a substitute for GAAP financial information.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each Applera business separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Genomics Group	11:45 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on April 27 until May 14, 2006. Interested parties should call 706.645.9291 and enter conference ID 8010438.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. The Celera Genomics Group uses proprietary genomics and proteomics discovery platforms to develop molecular diagnostic products and to identify and validate novel drug targets. Celera maintains a strategic alliance in molecular diagnostics with Abbott. In addition, Celera is developing new molecular diagnostic and pharmacogenomic assays outside of its alliance with Abbott. Therapeutic antibodies against Celera-discovered drug targets are being advanced through strategic partnerships. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-

looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its new activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technology; (5) potential liabilities related to the use of hazardous materials; (6) the risk of earthquakes, which could interrupt Applied Biosystems’ operations; (7) risks associated with lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights, and the possibility that Applied Biosystems may need to license intellectual property from third parties to avoid or settle such claims; (8) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (9) uncertainty that clinical diagnostic instruments to be developed by Applied Biosystems will receive required regulatory clearances and/or will be accepted and adopted by the market, including the risk that these products will not be competitive with products offered by other companies; (10) Applied Biosystems’ reliance on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (11) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2006. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems and Celera are registered trademarks, and Applera, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005

Net revenues	$490.7	$454.8	$1,388.1	$1,308.5
Cost of sales	215.7	207.7	629.0	610.7

Gross margin	275.0	247.1	759.1	697.8
Selling, general and administrative	141.1	123.4	398.9	360.9
Research, development and engineering	48.0	50.9	134.1	144.0
Employee-related charges, asset impairments and other	(0.9)	(0.9)	0.3	11.6
Asset dispositions and legal settlements	1.6		27.5	(38.2)
Acquired research and development	3.4		3.4

Operating income	81.8	73.7	194.9	219.5
Interest income, net	4.1	3.5	11.8	9.4
Other income (expense), net	0.8	0.7	3.7	2.8

Income before income taxes	86.7	77.9	210.4	231.7
Provision (benefit) for income taxes	(37.7)	22.4	12.0	66.4

Net income	$124.4	$55.5	$198.4	$165.3

Earnings per share analysis

Net income	$124.4	$55.5	$198.4	$165.3
Allocated intercompany sales of assets			0.1
Allocated interperiod taxes(1)	(0.6)	0.1	(1.3)	1.1

Total net income allocated	123.8	55.6	197.2	166.4
Less dividends declared on common stock	7.9	8.4	24.0	25.0

Undistributed earnings	$115.9	$47.2	$173.2	$141.4

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04	$0.13	$0.13
Basic undistributed earnings per share	0.63	0.24	0.92	0.72

Total basic earnings per share	$0.67	$0.28	$1.05	$0.85

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04	$0.13	$0.13
Diluted undistributed earnings per share	0.61	0.24	0.89	0.71

Total diluted earnings per share	$0.65	$0.28	$1.02	$0.84

Weighted average number of common shares
Basic	183,512,000	196,415,000	188,320,000	195,949,000
Diluted	190,546,000	199,092,000	193,018,000	198,579,000

(1) Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended March 31,
	2006	2005	Change

DNA Sequencing	$136.5	$141.6	-4%
% of total revenues	28%	31%
Real-Time PCR/Applied Genomics*	162.2	132.2	23%
% of total revenues	33%	29%
Mass Spectrometry	113.9	104.9	9%
% of total revenues	23%	23%
Core PCR & DNA Synthesis	51.7	49.9	4%
% of total revenues	11%	11%
Other Product Lines	26.4	26.2	1%
% of total revenues	5%	6%

Total	$490.7	$454.8	8%

	Nine months ended March 31,
	2006	2005	Change

DNA Sequencing	$402.1	$400.7	-%
% of total revenues	29%	31%
Real-Time PCR/Applied Genomics*	430.7	376.0	15%
% of total revenues	31%	29%
Mass Spectrometry	330.6	307.6	7%
% of total revenues	24%	23%
Core PCR & DNA Synthesis	146.7	144.8	1%
% of total revenues	10%	11%
Other Product Lines	78.0	79.4	-2%
% of total revenues	6%	6%

Total	$1,388.1	$1,308.5	6%

*Fiscal 2006 amounts include revenue related to the acquisition of the Research Division Products of Ambion, Inc.

Certain prior year amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$490.7	$8.9	$(1.8)	$497.8
Cost of sales	215.7	4.9	(0.8)	219.8

Gross margin	275.0	4.0	(1.0)	278.0
Selling, general and administrative	141.1	8.3		149.4
Research, development and engineering	48.0	20.4	(1.0)	67.4
Employee-related charges, asset impairments and other	(0.9)	20.9		20.0
Asset dispositions and legal settlements	1.6			1.6
Acquired research and development	3.4			3.4

Operating income (loss)	81.8	(45.6)	—	36.2
Gain on investments, net		3.1		3.1
Interest income, net	4.1	5.2		9.3
Other income (expense), net	0.8		0.1	0.9

Income (loss) before income taxes	86.7	(37.3)	0.1	49.5
Benefit for income taxes	37.7	14.0	(0.7)	51.0

Net income (loss)	$124.4	$(23.3)	$(0.6)	$100.5

Net income (loss) per share
Basic	$0.67	$(0.31)
Diluted	$0.65	$(0.31)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$454.8	$17.2	$(2.6)	$469.4
Cost of sales	207.7	4.9	(1.7)	210.9

Gross margin	247.1	12.3	(0.9)	258.5
Selling, general and administrative	123.4	10.9	0.1	134.4
Research, development and engineering	50.9	36.9	(1.0)	86.8
Amortization of intangible assets		0.7		0.7
Employee-related charges, asset impairments and other	(0.9)			(0.9)

Operating income (loss)	73.7	(36.2)	—	37.5
Interest income, net	3.5	4.0		7.5
Other income (expense), net	0.7	(0.1)	0.1	0.7

Income (loss) before income taxes	77.9	(32.3)	0.1	45.7
Provision (benefit) for income taxes	22.4	(11.3)	(0.1)	11.0

Net income (loss)	$55.5	$(21.0)	$0.2	$34.7

Net income (loss) per share
Basic and diluted	$0.28	$(0.29)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,388.1	$28.4	$(6.8)	$1,409.7
Cost of sales	629.0	14.5	(4.4)	639.1

Gross margin	759.1	13.9	(2.4)	770.6
Selling, general and administrative	398.9	27.0		425.9
Research, development and engineering	134.1	78.6	(2.5)	210.2
Amortization of intangible assets		1.1		1.1
Employee-related charges, asset impairments and other	0.3	20.9		21.2
Asset dispositions and legal settlements	27.5	0.7		28.2
Acquired research and development	3.4			3.4

Operating income (loss)	194.9	(114.4)	0.1	80.6
Gain on investments, net		7.6		7.6
Interest income, net	11.8	16.4		28.2
Other income (expense), net	3.7	(0.2)	0.1	3.6

Income (loss) before income taxes	210.4	(90.6)	0.2	120.0
Provision (benefit) for income taxes	12.0	(33.2)	1.4	(19.8)

Net income (loss)	$198.4	$(57.4)	$(1.2)	$139.8

Net income (loss) per share
Basic	$1.05	$(0.77)
Diluted	$1.02	$(0.77)

Certain prior period amounts have beeen reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,308.5	$52.1	$(6.5)	$1,354.1
Cost of sales	610.7	16.2	(4.4)	622.5

Gross margin	697.8	35.9	(2.1)	731.6
Selling, general and administrative	360.9	29.3		390.2
Research, development and engineering	144.0	106.4	(2.2)	248.2
Amortization of intangible assets		2.2		2.2
Employee-related charges, asset impairments and other	11.6	2.8		14.4
Asset dispositions and legal settlements	(38.2)			(38.2)

Operating income (loss)	219.5	(104.8)	0.1	114.8
Interest income, net	9.4	10.2		19.6
Other income (expense), net	2.8	1.1		3.9

Income (loss) before income taxes	231.7	(93.5)	0.1	138.3
Provision (benefit) for income taxes	66.4	(32.7)	(1.1)	32.6

Net income (loss)	$165.3	$(60.8)	$1.2	$105.7

Net income (loss) per share
Basic	$0.85	$(0.83)
Diluted	$0.84	$(0.83)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.